Exhibit 1.3
5,286,343 Shares
JOBY AVIATION, INC.
COMMON STOCK, PAR VALUE $0.0001 PER SHARE
UNDERWRITING AGREEMENT
January 28, 2026

January 28, 2026
Morgan Stanley & Co. LLC
c/o    Morgan Stanley & Co. LLC
1585 Broadway
New York, New York 10036
Ladies and Gentlemen:
Joby Aviation, Inc., a Delaware corporation (the “Company”), is entering into this underwriting agreement (the “Agreement”) with the several underwriters named in Schedule II hereto (the “Underwriters”) with respect to the offer and sale of 5,286,343 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”). The offer and sale of the Shares (the “Offering”) have been registered pursuant to the Registration Statement (as defined below) and are being offered and sold pursuant to the Registration Statement and the Prospectus (as defined below). For the avoidance of doubt, there is no new issuance of shares of Common Stock in the Offering. To the extent there are no additional Underwriters listed on Schedule I other than you, the term Underwriters shall mean the singular as the context requires.
The Company is concurrently offering (the “Notes Offering”) up to $600,000,000 aggregate principal amount (or $690,000,000, if the several Underwriters named in Schedule I (the “Notes Offering Underwriters”) of the Notes Underwriting Agreement (as defined below) exercise their option to purchase additional Notes (the “Additional Notes”) in full) of its 0.75% Convertible Senior Notes due 2032 (the “Notes”) to be issued pursuant to an indenture (the “Base Indenture”), as supplemented by a supplemental indenture (the Base Indenture, as so supplemented, the “Indenture”), in each case, to be dated as of the Closing Date (as defined below), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”). On the date hereof, the Company will enter into an underwriting agreement (the “Notes Underwriting Agreement”) with Morgan Stanley & Co. LLC, BofA Securities, Inc., and Allen & Company LLC, as representatives (the “Representatives”) of the Notes Offering Underwriters.
Substantially concurrently with the Notes Offering, the Company will, among other things, issue and sell up to 52,863,437 shares of its Common Stock (or 60,792,952 shares if the underwriters in such offering exercise their option) pursuant to a prospectus supplement and a separate underwriting agreement (such offering, the “Concurrent Follow-On Offering”). The Notes Offering is not contingent upon the completion of the Concurrent Follow-On Offering, the Concurrent Follow-On Offering is not contingent upon the completion of the Notes Offering, and the Notes are not being offered together with the Shares or the shares of Common Stock subject to the Concurrent Follow-On Offering.

Substantially concurrently with the Notes Offering, the Underwriters, each acting severally on behalf of themselves and/or their respective affiliates, will offer the Shares to facilitate hedging transactions by certain investors subscribing for the Notes (the “Convertible Arbitrage Investors”). It is expected that the Shares sold in this Offering will be borrowed from non-affiliate third parties, and will be: (x) sold short by the Underwriters to facilitate concurrent privately negotiated transactions between the Underwriters (or their affiliates) and certain Convertible Arbitrage Investors seeking a short exposure to the Common Stock through a derivative, in an equal notional amount, and/or (y) purchased by the Underwriters from certain Convertible Arbitrage Investors who have sold them short to the Underwriters in connection with the Notes Offering.
In connection with the Notes Offering, the Company is separately entering into privately negotiated capped call transactions with one or more counterparties, which may include one or more of the Notes Offering Underwriters, or their respective affiliates and/or other financial institutions (each, a “Capped Call Counterparty”), in each case, pursuant to a capped call confirmation (each, a “Base Capped Call Confirmation”), each dated as of the date of the Notes Underwriting Agreement, and in connection with the issuance of any Additional Notes, the Company and each Capped Call Counterparty may enter into additional capped call transactions, in each case, pursuant to an additional capped call confirmation (each, an “Additional Capped Call Confirmation”), each to be dated the date on which the over-allotment option granted to the Notes Offering Underwriters pursuant to Section 2 of the Notes Underwriting Agreement to purchase such Additional Notes is exercised (the Base Capped Call Confirmations and the Additional Capped Call Confirmations, collectively, the “Capped Call Confirmations”).
The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-282809), including a prospectus, relating to the securities (the “Shelf Securities”), including the Shares, to be issued from time to time by the Company. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Securities Act of 1933, as amended (the “Securities Act”), is hereinafter referred to as the “Registration Statement”, and the related prospectus covering the Shelf Securities dated October 24, 2024 in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Basic Prospectus.” The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares in the form first used to confirm sales of the Shares (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary form of the Prospectus.
For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus, as amended or supplemented immediately prior to the Applicable Time, together with the documents and pricing information set forth in Schedule II hereto, “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person and “Applicable Time” is 8:45 p.m. (New York City time) on January 28, 2026. As used herein, the terms “Registration Statement,” “Basic Prospectus,” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein as of the date hereof. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Basic Prospectus, the Time of Sale Prospectus, any preliminary prospectus or the Prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.
1.    Representations and Warranties. The Company represents and warrants to and agrees with each of the Underwriters that:
(a)    The Registration Statement has become effective; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose or pursuant to Section 8A under the Securities Act are pending before or, to the Company’s knowledge, threatened by the Commission. If the Registration Statement is an automatic shelf registration statement as defined in Rule 405 under the Securities Act, the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.
(b)    (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Registration Statement, when it became effective, did not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (iv) the Time of Sale Prospectus does not, and at the time of each sale of the Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4(a)), the Time of Sale Prospectus, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (v) each broadly available road show, if any, and “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act), if any, when considered together with the Time of Sale Prospectus, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vi) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus or the Prospectus based upon information relating to any Underwriter furnished to the Company in writing by such Underwriter expressly for use therein.
(c)    The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or on behalf of or used or referred to by the Company complies or, if filed after the date of this Agreement, will comply as of the date of such filing, in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule III hereto, and electronic road shows, if any, each furnished to the Underwriters before first use, the Company has not prepared, used or referred to, and will not, without the Underwriters’ prior consent, prepare, use or refer to, any free writing prospectus.
(d)    The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own or lease its property and to conduct its business as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction (to the extent the concept of good standing or an equivalent concept is applicable in such jurisdiction) in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.
(e)    Each subsidiary of the Company has been duly incorporated, organized or formed, is validly existing as a corporation or other business entity in good standing (if applicable) under the laws of the jurisdiction of its incorporation, organization or formation, has the corporate or other business entity power and authority to own or lease its property and to conduct its business as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction (to the extent the concept of good standing or an equivalent concept is applicable in such jurisdiction) in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole; all of the issued shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims.
(f)    This Agreement has been duly authorized, executed and delivered by the Company.
(g)    The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and the Indenture conforms in all material respects to the requirements of the Trust Indenture Act of 1939, and the applicable rules and regulations of the Commission thereunder.
(h)    The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus as of the dates set forth therein.
(i)    The offered Shares and all other shares of Common Stock outstanding have been duly authorized and are validly issued, fully paid and non-assessable.
(j)    The Notes have been duly authorized and, when duly executed, authenticated, issued and delivered as provided in the Indenture and paid for in accordance with the terms of the Notes Underwriting Agreement, will be validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.
(k)    The Notes Underwriting Agreement has been duly authorized, executed and delivered by the Company.
(l)    The Base Capped Call Confirmations have been, and any Additional Capped Call Confirmations on the date or dates that the Notes Offering Underwriters exercise their over-allotment option to purchase the relevant Additional Notes will have been, duly authorized, executed and delivered by the Company and, assuming due execution and delivery thereof by the Capped Call Counterparties, constitute, or will constitute, as the case may be, valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.
(m)    Each Transaction Document conforms in all material respects to the description thereof contained in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus.

(n)    The execution and delivery by the Company of, and the performance by the Company of its obligations under, each of this Agreement, the Notes Underwriting Agreement, the Indenture, the Notes, and the Capped Call Confirmations (collectively, the “Transaction Documents”) and the issuance and sale of the Notes (including the issuance of any shares of Common Stock upon conversion thereof) will not contravene any provision of applicable law or the certificate of incorporation or by-laws of the Company or any agreement or other instrument binding upon the Company or any of its significant subsidiaries (as defined in Rule 1–02(w) of Regulation S-X) that is material to the Company and its significant subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any significant subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body, agency or court is required for the performance by the Company of its obligations under each of the Transaction Documents, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Shares and the Notes. There are no outstanding securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance and sale of the Notes (including the issuance of any shares of Common Stock upon conversion thereof) or the Common Stock to be issued and sold in the proposed Concurrent Follow-On Offering.
(o)    There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus.
(p)    There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject (i) other than proceedings accurately described in all material respects in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus and proceedings that would not reasonably be expected to, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or on the power or ability of the Company to perform its obligations under the Transaction Documents or to consummate the transactions contemplated by each of the Registration Statement, the Time of Sale Prospectus and the Prospectus or (ii) that are required to be described in all material respects in the Registration Statement, the Time of Sale Prospectus or the Prospectus and are not so described; and there are no statutes, regulations, contracts or other documents that are required to be described in the Registration Statement, the Time of Sale Prospectus or the Prospectus or to be filed as exhibits to the Registration Statement that are not described in all material respects or filed as required.
(q)    Each preliminary prospectus filed as part of the Registration Statement as originally filed or as part of any amendment thereto, or filed pursuant to Rule 424 under the Securities Act, complied when so filed in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder.

(r)    The Company is not, and after giving effect to the offering and sale of the Shares, the Notes and the Common Stock in the Concurrent Follow-On Offering and the application of the proceeds thereof as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus and the transactions contemplated by the Capped Call Confirmations, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(s)    None of the transactions contemplated by the Transaction Documents (including the application of the proceeds of the Notes Offering) will violate or result in a violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.
(t)    The Company and each of its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as currently conducted and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not reasonably be expected to, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.
(u)    There are no (i) costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would reasonably be expected to, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or (ii) proceedings pending, or to the knowledge of the Company, contemplated, against the Company or its subsidiaries under Environmental Laws in which a government authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $1,000,000 or more will be imposed.
(v)    There are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement, except as otherwise have been validly waived or complied with in connection with the offer and sale of the Shares contemplated hereby.
(w)    (i) None of the Company or any of its subsidiaries or controlled affiliates, or any director, officer, or employee thereof, or, to the Company’s knowledge, any agent or representative of the Company or of any of its subsidiaries or affiliates, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment, giving or receipt of money, property, gifts or anything else of value, directly or indirectly, to any person to improperly influence official action by that person for the benefit of the Company or its subsidiaries or affiliates, or to otherwise secure any improper advantage, or to any person in violation of (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, and (c) any other applicable law, regulation, order, decree or directive having the force of law and relating to bribery or corruption (collectively, the “Anti-Corruption Laws”).
(x)    The operations of the Company and each of its subsidiaries are and have been conducted at all times in material compliance with all applicable anti-money laundering laws, rules, and regulations, including the financial recordkeeping and reporting requirements contained therein, and including the Bank Secrecy Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Money Laundering Control Act of 1986, and the Anti-Money Laundering Act of 2020, (collectively, the “Anti-Money Laundering Laws”).
(y)    (i) None of the Company, any of its subsidiaries, or any director, officer, or employee thereof, or, to the Company’s knowledge, any, agent, affiliate, or representative of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is owned or controlled by one or more Persons that are:
(A) the subject of any sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury, or any other relevant sanctions authority (collectively, “Sanctions”), or
(B) located, organized or resident in a country or territory that is the subject of comprehensive territorial Sanctions (including, without limitation, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, or any other Covered Region of Ukraine identified pursuant to Executive Order 14065, Crimea, Cuba, Iran, North Korea and Syria).
(ii) The Company and each of its subsidiaries, (a) have not, since the more recent of April 24, 2019 or 10 years prior to the date of the Agreement, engaged in, (b) are not now engaged in, and (c) will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was, or whose government is or was, the subject of Sanctions.
(z)    The Company will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(i)    to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is, or whose government is, the subject of Sanctions;

(ii) to fund or facilitate any money laundering or terrorist financing activities; or
(iii) in any other manner that would cause or result in a violation of any Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
(aa)    The Company and its subsidiaries have conducted and will conduct their businesses in compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws, and Sanctions, and no investigation, inquiry, action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Corruption Laws, the Anti-Money Laundering Laws or Sanctions is pending or, to the knowledge of the Company, threatened.  The Company and its subsidiaries and controlled affiliates have instituted and maintained and will continue to maintain policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws, the Anti-Money Laundering Laws, Sanctions, and with the representations and warranties contained herein.
(bb)    The Company and each of its subsidiaries have good and marketable title in fee simple to all real property, and own and have good title to, or right to use by license or otherwise, all machinery, equipment and other tangible property necessary to conduct its business as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, except to the extent that the failure to have such title or license would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole, in each case free and clear of all liens, encumbrances and defects except such as would not reasonably be expected to have a material adverse effect on the Company and its subsidiaries, taken as a whole.
(cc)    Except as would not, singly or in the aggregate, reasonably be expected to be material to the Company and its significant subsidiaries, (i) the Company and its significant subsidiaries own or otherwise have a valid and enforceable right to use, in all applicable jurisdictions worldwide, all patents, inventions, copyrights and copyrightable works, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, trade dress, domain names and other source indicators, social media identifiers and accounts, licenses, software, technology and other intellectual property and proprietary rights (including all registrations and applications for registrations of, and all goodwill associated with, any of the foregoing) (collectively, “Intellectual Property Rights”) used in or necessary for the conduct of their businesses as currently conducted; (ii) to the Company’s knowledge, the Intellectual Property Rights owned by the Company and its significant subsidiaries and the Intellectual Property Rights licensed to the Company and its significant subsidiaries, are valid, subsisting and enforceable, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity, scope or enforceability of any such Intellectual Property Rights; (iii) neither the Company nor any of its significant subsidiaries has received any notice alleging any infringement, misappropriation or other violation of Intellectual Property Rights by the Company or any of

its significant subsidiaries; (iv) to the Company’s knowledge, no third party is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights owned or controlled by the Company or any of its significant subsidiaries; (v) to the Company’s knowledge, neither the Company nor any of its significant subsidiaries infringes, misappropriates or otherwise violates, or has infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any third party, and the conduct of each of the respective businesses of the Company and its significant subsidiaries as currently conducted and as proposed to be conducted in the Registration Statement, the Time of Sale Prospectus and the Prospectus will not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any third party; (vi) all employees or contractors engaged in the development of Intellectual Property Rights on behalf of the Company or any significant subsidiary of the Company have executed an invention assignment agreement whereby such employees or contractors presently assign all of their right, title and interest in and to such Intellectual Property Rights to the Company or the applicable significant subsidiary, and to the Company’s knowledge, no such agreement has been breached or violated; and (vii) the Company and its significant subsidiaries use, and have used, commercially reasonable efforts in accordance with normal industry practice to appropriately maintain the confidentiality of all Intellectual Property Rights of the Company and its significant subsidiaries the value of which is contingent upon maintaining the confidentiality thereof, and no such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Company or any of its significant subsidiaries, all of whom are bound by written confidentiality agreements.
(dd)    Except as would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its significant subsidiaries, taken as a whole, (i) the Company and its significant subsidiaries use and have used any and all software and other materials distributed under a “free,” “open source,” or similar licensing model (including but not limited to the MIT License, Apache License, GNU General Public License, GNU Lesser General Public License and GNU Affero General Public License) (collectively, “Open Source Software”) in compliance with all license terms applicable to such Open Source Software; and (ii) neither the Company nor any of its significant subsidiaries uses or distributes or has used or distributed any Open Source Software in any manner that requires or has required (A) the Company or any of its significant subsidiaries to permit reverse engineering of any software code or other technology owned by the Company or any of its significant subsidiaries or (B) any software code or other technology owned by the Company or any of its significant subsidiaries to be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributed at no charge.
(ee)    Except as would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its significant subsidiaries, taken as a whole, (i) the Company and each of its subsidiaries have complied and are presently in compliance with all internal and external privacy policies, contractual obligations, industry standards, applicable laws, statutes, judgments, orders, rules and regulations of any court or arbitrator or other governmental or regulatory authority and any other legal obligations, in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal, disclosure and other processing by the Company or any of its subsidiaries of personal, personally identifiable, household, sensitive, confidential or regulated data (“Data Security Obligations”, and such data, “Data”); (ii) the Company and its subsidiaries have not received any notification of or complaint regarding and are unaware of any other facts that, individually or in the aggregate, would reasonably indicate non-compliance with any Data Security Obligation; and (iii) there is no action, suit or proceeding by or before any court or governmental agency, authority or body pending or threatened alleging non-compliance with any Data Security Obligation.
(ff)    Except as would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its significant subsidiaries, taken as a whole, the Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company and its subsidiaries as currently conducted and as proposed to be conducted in the Registration Statement, the Time of Sale Prospectus and the Prospectus, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, back doors, drop dead devices, malware and other corruptants, including software or hardware components that are designed to interrupt the use of, permit access to or disable, damage or erase any of the IT Systems. The Company and each of its significant subsidiaries have taken commercially reasonable efforts to implement technical and organizational measures necessary to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data used in connection with the operation of the Company’s and its significant subsidiaries’ respective businesses. Without limiting the foregoing, the Company and its significant subsidiaries have used reasonable efforts to establish and maintain, and have established, maintained, implemented and complied with, commercially reasonable information technology, information security, cyber security and data protection controls, policies and procedures, including oversight, access controls, encryption, technological and physical safeguards and business continuity/disaster recovery and security plans that are designed to protect against and prevent breach, destruction, loss, unauthorized distribution, use, disclosure, access, disablement, misappropriation or modification, or other compromise or misuse of or relating to any IT Systems or Data used in connection with the operation of the Company’s and its significant subsidiaries’ respective businesses (“Breach”). There has been no such Breach and the Company and its significant subsidiaries have not been notified of, and have no knowledge of, any event or condition that would reasonably be expected to result in, any such Breach, except as has been resolved without material liability or duty to notify any person or governmental entity.
(gg)    No material labor dispute with the employees of the Company or any of its significant subsidiaries exists, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could, singly or in the aggregate, have a material adverse effect on the Company and its significant subsidiaries, taken as a whole.

(hh)    Except as would not, singly or in the aggregate, have a material adverse effect on the Company and each of its significant subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts, in the Company’s reasonable judgment, as are prudent and customary in the businesses in which they are engaged; neither the Company nor any of its significant subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its significant subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not, singly or in the aggregate, have a material adverse effect on the Company and its significant subsidiaries, taken as a whole.
(ii)    The Company and each of its subsidiaries have filed all federal, state, local and foreign tax returns required to be filed through the date of this Agreement or have requested extensions thereof (except where the failure to file would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole) and have paid all taxes required to be paid thereon (except for cases in which the failure to file or pay would not, singly or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole, or, except as currently being contested in good faith and for which reserves required by generally accepted accounting principles (“U.S. GAAP”) have been created in the financial statements of the Company), and no tax deficiency has been determined adversely to the Company or any of its subsidiaries which, singly or in the aggregate, has had (nor does the Company nor any of its subsidiaries have any notice or knowledge of any tax deficiency which could reasonably be expected to be determined adversely to the Company or its subsidiaries and which could reasonably be expected to have) a material adverse effect on the Company and its subsidiaries, taken as a whole.
(jj)    The Company and each of its significant subsidiaries have all Licenses required for the Company and its significant subsidiaries to conduct the business of the Company and its significant subsidiaries as described in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, except where the failure to have such Licenses would not reasonably be expected to have a material adverse effect on the Company and its significant subsidiaries taken as a whole. Neither the Company nor any of its significant subsidiaries is the subject of any pending or, to the Company’s knowledge, threatened action, suit or proceeding by or before a governmental agency, authority or body seeking the cancellation, revocation, suspension or termination of any License or has received any notice that any governmental agency, authority or body that has issued any License intends to cancel, revoke, suspend or terminate any such License, except where such cancellation, revocation, suspension or termination would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its significant subsidiaries, taken as a whole. As used herein, “Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a governmental agency, authority or body.
(kk)    With respect to each Government Contract to which the Company or any of its significant subsidiaries is currently a party or has received final payment within three years prior to the date hereof and to each Government Bid: (i) the Company and each of its significant subsidiaries has complied and is in compliance in all material respects with all material terms and conditions of each such Government Contract and Government Bid, including all incorporated clauses, provisions, requirements, schedules, attachments, regulations and applicable laws; (ii) the Company’s and each of its significant subsidiaries’ certifications and representations with respect to each such Government Contract and Government Bid were, to the knowledge of the Company, accurate in all material respects as of the time of such certification or representation; (iii) the Company and each of its significant subsidiaries has complied in all material respects with all material requirements of statute, rule, regulation, order or agreements with the U.S. Government applicable to such Government Contract or Government Bid; (iv) neither the U.S. Government, nor any prime contractor, subcontractor or other person has notified the Company or any of its significant subsidiaries, in writing, that the Company or any of its significant subsidiaries has breached or violated any statute, rule, regulation, certification or representation applicable to, or clause, provision or requirement of, such Government Contract, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its significant subsidiaries taken as a whole; and (v) to the knowledge of the Company, no reasonable basis exists to give rise to a material claim by a Governmental Authority for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any such Government Contract; for the purposes of this Agreement, “Governmental Authority” means any federal, state, local or foreign court or tribunal, judicial, arbitral, legislative, executive or regulatory body (or subdivision thereof), administrative agency, self-regulatory authority, instrumentality, agency commission or other governmental authority or body; “Government Bid” means any currently pending offer made by the Company or any of its affiliates (including its significant subsidiaries), which, if accepted, would result in a Government Contract; “Government Contract” means any contract, including any arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement of any kind, between the Company or any of its significant subsidiaries on the one hand, and (A) the United States Government, (B) any prime contractor to the United States Government in its capacity as a prime contractor, or (C) any subcontractor with respect to any contract described in clause (A) or clause (B) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.
(ll)    To the Company’s knowledge, the Company and each of its significant subsidiaries are in compliance with all applicable laws, regulations or other requirements of the United States Federal Aviation Administration and any other aviation regulatory bodies (collectively, “Aviation Laws”), and neither the Company nor any of its significant subsidiaries has received any notice of a failure to comply with Applicable Aviation Law, except for any failures to comply that would not, singly or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its significant subsidiaries taken as a whole.

(mm)    The financial statements included or incorporated by reference in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, together with the related schedules and notes thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and present fairly the consolidated financial position of the Company and its significant subsidiaries as of the dates shown and its results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with U.S. GAAP applied on a consistent basis throughout the periods covered thereby except for any normal year-end adjustments in the Company’s quarterly financial statements. The other financial information included in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby. The statistical, industry-related and market-related data included in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate and such data is consistent with the sources from which they are derived, in each case in all material respects.
(nn)    Deloitte & Touche LLP, who have certified certain financial statements of the Company and its significant subsidiaries and delivered its report with respect to the audited consolidated financial statements and schedules filed with the Commission as part of the Registration Statement and included in each of the Registration Statement, the Time of Sale Prospectus and the Prospectus, is an independent registered public accounting firm with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).
(oo)    The Company and each of its significant subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement is accurate. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
(pp)    The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act applicable to the Company; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its significant subsidiaries is communicated to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective in all material respects.
(qq)    The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(rr)    The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Common Stock.
(ss)    The Company (i) has not alone engaged in any Testing-the-Waters Communication other than Testing-the-Waters Communications with the consent of the Underwriters with entities that the Company reasonably believed to be qualified institutional buyers within the meaning of Rule 144A under the Securities Act or institutions that the Company reasonably believed to be accredited investors within the meaning of Rule 501 under the Securities Act with any person and (ii) has not authorized anyone other than the Underwriters to engage in Testing-the-Waters Communications. The Company has not distributed any Written Testing-the-Waters Communications. “Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Securities Act. “Testing-the-Waters Communication” means any communication with potential investors undertaken in reliance on Section 5(d) or Rule 163B of the Securities Act.
(tt)    As of the time of each sale of the Shares in connection with the offering when the Prospectus is not yet available to prospective purchasers, none of (A) the Time of Sale Prospectus, (B) any free writing prospectus, when considered together with the Time of Sale Prospectus, and (C) any individual Written Testing-the-Waters Communication, when considered together with the Time of Sale Prospectus, included, includes or will include an untrue statement of a material fact or omitted, omits, or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
2.    [Reserved.]
3.    Terms of Public Offering. The Company is advised that the Underwriters propose to make a public offering of their respective portions of the Shares as soon as practicable after this Agreement is entered into as in the Underwriters’ judgment is advisable. The Company is further advised by the Underwriters that the Shares are to be offered to the public initially at $11.35 a share (the “Public Offering Price”). For the avoidance of doubt, there is no new issuance of Shares in the Offering. If the Notes Offering is not consummated such that the Notes Underwriting Agreement is terminated without issuance of the Notes, the Offering, this Agreement and the Capped Call Confirmations will terminate.

4.    Conditions to the Underwriters’ Obligations.
The offering of any Shares and the several obligations of the Underwriters are subject to the following conditions:
(a)    Subsequent to the execution and delivery of this Agreement and prior to February 2, 2026, or such later date as may be agreed by the Company and the Underwiters (the “Closing Date”):
(i)    no order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A under the Securities Act shall be pending before or, to the Company’s knowledge, threatened by the Commission;
(ii)    there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any of the securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act; and
(iii)    there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus that, in the Underwriters’ judgment, is material and adverse and that makes it, in the Underwriters’ judgment, impracticable to market the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus.
(b)    The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company, to the effect set forth in Sections 4(a)(i) and 4(a)(ii) above and to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Date and that the Company has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.
The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.
(c)    The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Latham & Watkins LLP, outside counsel for the Company, dated the Closing Date substantially in the form and substance reasonably satisfactory to the Underwriters.

(d)    The Underwriters shall have received on the Closing Date an opinion and negative assurance letter of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Closing Date, in form and substance reasonably satisfactory to the Underwriters.
With respect to the negative assurance letters to be delivered pursuant to Section 4(c) above, Latham & Watkins LLP and Davis Polk & Wardwell LLP may state that their opinions and beliefs are based upon their participation in the preparation of the Registration Statement, the Time of Sale Prospectus and the Prospectus and any amendments or supplements thereto (other than the documents incorporated by reference) and upon review and discussion of the contents thereof (including documents incorporated by reference), but are without independent check or verification, except as specified.
The opinion of Latham & Watkins LLP described in Section 4(c) above shall be rendered to the Underwriters at the request of the Company and shall so state therein.
(e)    The Underwriters shall have received, on each of the date hereof and the Closing Date, a letter dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Underwriters, from Deloitte & Touche LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement, the Time of Sale Prospectus and the Prospectus; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date hereof.
(f)    The chief financial officer of the Company shall have furnished to you on each of the date hereof and the Closing Date, a certificate as to the accuracy of certain financial information, dated as of each such date, respectively, in form and substance reasonably satisfactory to you.
(g)    The “lock-up” agreements, each substantially in the form of Exhibit A hereto, between Morgan Stanley and certain officers and directors of the Company relating to restrictions on sales and certain other dispositions of shares of Common Stock or certain other securities, delivered to Morgan Stanley on or before the date hereof, shall be in full force and effect on the Closing Date.
(h)    The Underwriters shall have received all the Shares to be sold hereunder prior to the Closing Date.
(i)    All conditions to closing under the Notes Underwriting Agreement on the Closing Date shall have been satisfied or waived and the closing of the transactions to be consummated on the Closing Date under the Notes Underwriting Agreement shall have occurred substantially concurrently with the consummation of the Offering.

5.    Covenants of the Company. The Company covenants with each Underwriter as follows:
(a)    To furnish to the Underwriters, if requested, without charge, a signed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference) and for delivery to each other Underwriter a conformed copy of the Registration Statement (without exhibits thereto but including documents incorporated by reference) and to furnish to the Underwriters in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 5(e) or 5(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as the Underwriters may reasonably request.
(b)    Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to the Underwriters a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which the Underwriters reasonably object, and to file with the Commission any prospectus required to be filed pursuant to Rule 424(b) under the Securities Act prior to the Closing Date.
(c)    To furnish to the Underwriters a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which the Underwriters reasonably object.
(d)    Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.
(e)    If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.

(f)    If, during such period after the first date of the public offering of the Shares as in the reasonable opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the reasonable opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses the Underwriters will furnish to the Company) to which Shares may have been sold by the Underwriters on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.
(g)    To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Underwriters shall reasonably request, provided, however, that nothing contained in this provision shall require the Company to qualify to do business in any jurisdiction, to execute or file a general consent to service of process in any jurisdiction or to subject itself to taxation in any jurisdiction in which it is not otherwise subject.
(h)    To make generally available to the Company’s security holders and to the Underwriters as soon as practicable, which may be satisfied by filing with the Commission’s Electronic Data Gathering Analysis and Retrieval System, an earnings statement covering a period of at least twelve months beginning with the first fiscal quarter of the Company occurring after the date of this Agreement which shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the Commission thereunder.
(i)    Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the registration and delivery of the Shares under the Securities Act and all other reasonable fees or expenses in connection with the preparation and filing of the Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 5(g) hereof, including filing fees and the reasonable and documented fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iii) all filing fees and the reasonable and documented fees and disbursements of counsel to the Underwriters incurred in connection with the review and qualification of the offering of the Shares by the Financial Industry Regulatory Authority; provided that the amount payable by the Company with respect to the fees and disbursements of counsel for the Underwriters incurred pursuant to subsection (ii) and (iii) of this Section 5(i) shall not to exceed $30,000, (iv) the costs and charges of any transfer agent, registrar or depositary, (v) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, (vi) the document production charges and expenses associated with printing this Agreement and (vii) all other costs and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 7 entitled “Indemnity and Contribution” and the last paragraph of Section 9 below, the Underwriters will pay all of their costs and expenses, including fees and disbursements of their counsel, stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make.
(j)    If at any time following the distribution of any Written Testing-the-Waters Communication there occurred or occurs an event or development as a result of which such Written Testing-the-Waters Communication included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Underwriters and will promptly amend or supplement, at its own expense, such Written Testing-the-Waters Communication to eliminate or correct such untrue statement or omission.
(k)    To prepare a final term sheet relating to this offering of the Shares, in a form approved by the Underwriters (as set forth in Annex I hereto) and to file such term sheet pursuant to and within the time required by Rule 433(d) under the Securities Act.
(l)    The Company also covenants with each Underwriter that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of the Prospectus (the “Restricted Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause 1 or 2 above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock. The restrictions contained in the foregoing sentence shall not apply to (A) the Notes to be issued and sold pursuant to the Notes Offering and any shares of Common Stock issued upon conversion of the Notes, (B) the shares of Common Stock to be issued and sold in to the Concurrent Follow-On Offering, (C) the registration of the Shares offered in this Offering under the Securities Act, (D) the Company’s entry into, its exercise of rights and performance of obligations under, and any termination of, the Capped Call Confirmations, (E) the issuance by the Company of 49,701,789 shares of Common Stock pursuant to the stock purchase agreement, dated October 1, 2024, between the Company and Toyota Motor Corporation, as described in the Time of Sale Prospectus (including the documents incorporated by reference therein) (the “Toyota Purchase Agreement”), (F) after the thirty calendar days following the Closing Date, the registration and issuance of shares of Common Stock in connection with an “at-the-market” equity offering program, (G) the registration of any shares of Common Stock pursuant to the terms of any registration rights held by shareholders of the Company, including pursuant to the Toyota Purchase Agreement, (H) the issuance by the Company of shares of Common Stock upon the settlement of a restricted stock unit or the exercise of an option, warrant or equity award or the conversion of a security outstanding on the date hereof as described in each of the Time of Sale Prospectus and Prospectus (in each case, including the documents incorporated by reference therein), (I) grants of stock options, stock awards, restricted stock, restricted stock units or other equity awards and the issuance of securities (whether upon the exercise of stock options or otherwise) to employees, officers, directors, advisors or consultants of the Company pursuant to the terms of an equity compensation plan in effect as of the Closing Date and described in the Time of Sale Prospectus (in each case, including the documents incorporated by reference therein), (J) facilitating the establishment or renewal of any trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act, for the transfer of shares of Common Stock, provided that (i) such plan does not provide for the transfer of Common Stock during the Restricted Period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment or renewal of such plan, such announcement or filing shall include a statement to the effect that no transfer of Common Stock may be made under such plan during the Restricted Period, (K) any filing by the Company of a Registration Statement on Form S-8 relating to a shares-based compensation plan of the Company and its subsidiaries, inducement award or employee share purchase plan that is disclosed in the Registration Statement, the Time of Sale Prospectus and Prospectus (in each case, including the documents incorporated by reference therein) or any assumed employee benefit plan contemplated by clause (L) below and (L) the sale or issuance of or entry into an agreement providing for the sale or issuance of Common Stock or securities convertible into, exercisable for or which are otherwise exchangeable for or represent the right to receive Common Stock in connection with (x) the acquisition by the Company or any of its subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by the Company in connection with such acquisition, and the issuance of any Common Stock or securities convertible into, exercisable for or which are otherwise exchangeable for or represent the right to receive Common Stock pursuant to any such agreement or (y) the Company’s joint ventures, commercial relationships and other strategic transactions, provided that (i) the aggregate number of shares of Common Stock securities convertible into, exercisable for or which are otherwise exchangeable for or represent the right to receive Common Stock that the Company may sell or issue or agree to sell or issue pursuant to this clause (L) shall not exceed 10% of the total number of shares of Common Stock outstanding as of the Closing Date immediately following the completion of the transactions contemplated by this Agreement and (ii) such recipients enter into a lockup agreement substantially in the form of Exhibit A hereto.
6.    Covenants of the Underwriters. Each Underwriter, severally and not jointly, covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) of the Securities Act a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter.
7.    Indemnity and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus or any amendment or supplement thereto, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, any “road show” as defined in Rule 433(h) under the Securities Act (a “road show”), the Prospectus or any amendment or supplement thereto, or any Testing-the-Waters Communication, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Underwriter furnished to the Company in writing by such Underwriter expressly for use therein, it being understood and agreed that the only such information furnished by the Underwriters consists of the information described as such in paragraph (b) below.
(b)    Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Underwriter, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter expressly for use in the

Registration Statement, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus, road show, or the Prospectus or any amendment or supplement thereto, it being understood and agreed upon that the only such information furnished by any Underwriter consists of the following information under the caption “Underwriters” in the Prospectus furnished on behalf of each Underwriter: the concession figure appearing in the second sentence of the eighth paragraph.
(c)    In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 7(a) or 7(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable and documented fees and disbursements of such counsel related to such proceeding, as incurred. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable and documented fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by Morgan Stanley, in the case of parties indemnified pursuant to Section 7(a), and by the Company, in the case of parties indemnified pursuant to Section 7(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for reasonable and documented fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
(d)    To the extent the indemnification provided for in Section 7(a) or 7(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand, and the Underwriters, on the other hand, from the offering of the Shares or (ii) if the allocation provided by clause 7(c)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 7(c)(i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as (x) in the case of the Company, the aggregate Public Offering Price of the Shares (before deducting expenses) and (y) in the case of any Underwriter, any fees actually received by such Underwriter pursuant to this Agreement. The relative fault of the Company on the one hand and the Underwriters on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
(e)    The Company and the Underwriters agree that it would not be just or equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 7(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 7(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

(f)    The indemnity and contribution provisions contained in this Section 7 and the representations, warranties and other statements of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Underwriter, any person controlling any Underwriter or any affiliate of any Underwriter or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Shares.
8.    Termination. The Underwriters may terminate this Agreement by notice given to the Company, if after the execution and delivery of this Agreement and prior to or on the Closing Date, (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the NYSE American, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in the Underwriters’ judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in the Underwriters’ judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.
9.    Effectiveness. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all reasonable and documented out-of-pocket expenses (including the reasonable fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.
10.    Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Shares, represents the entire agreement between the Company and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, and the conduct of the Offering.
(b)    The Company acknowledges that in connection with the offering of the Shares: (i) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement, any contemporaneous written agreements and prior written agreements (to the extent not superseded by this Agreement), if any, (iii) the Underwriters may have interests that differ from those of the Company, and (iv) none of the activities of the Underwriters in connection with the transactions contemplated herein constitutes a recommendation, investment advice, or solicitation of any action by the Underwriters with respect to any entity or natural person. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.
11.    Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.
(b)    In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.
For purposes of this Section a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.
12.    Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of this Agreement by one party to the other may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
13.    Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

14.    Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.
15.    Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to Morgan Stanley in care of Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department; and if to the Company shall be delivered, mailed or sent to Joby Aviation, Inc., 333 Encinal Street, Santa Cruz, California 95060, Attention: Legal Department.

Very truly yours,

Joby Aviation, Inc.

By:	/s/ Rodrigo Brumana
Name: Rodrigo Brumana
Title: Chief Financial Officer

Accepted as of the date hereof

Morgan Stanley & Co. LLC

Acting on behalf of itself and the several Underwriters named in Schedule I hereto.

By:	Morgan Stanley & Co. LLC

By:	/s/ Stephen Farr
Name: Stephen Farr
Title: Managing Director

SCHEDULE I

Underwriter	Number of Shares To Be Sold

Morgan Stanley & Co. LLC	5,286,343

Total:	5,286,343
I-1

SCHEDULE II
Time of Sale Prospectus
1.Preliminary Prospectus issued January 28, 2026.
2.Pricing Term Sheet in the form as set forth in Annex I hereto.
II-1

SCHEDULE III
Issuer Free Writing Prospectus
1.Pricing Term Sheet in the form as set forth in Annex I hereto.
2.Press release of the Company dated January 28, 2026 relating to the announcement of the offering of the Shares, the proposed concurrent Notes Offering and the proposed Concurrent Follow-On Offering.
3.Press release of the Company dated January 28, 2026 relating to the announcement of the pricing of the Shares, the proposed Notes Offering and the proposed Concurrent Follow-On Offering.
III-1

ANNEX I
PRICING TERM SHEET
[Attached.]

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-282809
Relating to the
Preliminary Prospectus Supplements
Dated January 28, 2026
(To Prospectus Dated October 24, 2024)
PRICING TERM SHEET
January 28, 2026
Joby Aviation, Inc.
Offerings of
52,863,437 Shares of Common Stock in the Common Stock Offering,
5,286,343 Shares of Common Stock in the Delta Offering
and
$600,000,000 Aggregate Principal Amount of
0.75% Convertible Senior Notes due 2032
The information in this pricing term sheet supplements Joby Aviation, Inc.’s preliminary prospectus supplement, dated January 28, 2026 (the “Equity Preliminary Prospectus Supplement”), relating to the offerings of Common Stock (as defined below) by us in the common stock offering (the “Common Stock Offering”) and Common Stock by the underwriter in the delta offering (the “Delta Offering”) and Joby Aviation, Inc.’s preliminary prospectus supplement, dated January 28, 2026 (the “Convertible Note Preliminary Prospectus Supplement,” and, together with the Equity Preliminary Prospectus Supplement, the “Preliminary Prospectus Supplements”), relating to the offering of convertible senior notes due 2032 (the “Convertible Note Offering”), and, in each case, the accompanying prospectus, dated October 24, 2024, each filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended. This pricing term sheet supersedes the information in the applicable Preliminary Prospectus Supplement to the extent inconsistent with the information in that Preliminary Prospectus Supplement. Terms used, but not defined, in this pricing term sheet have the respective meanings set forth in the applicable Preliminary Prospectus Supplement. As used in this pricing term sheet, “we,” “our” and “us” refer to Joby Aviation, Inc. and not to its subsidiaries. Joby Aviation, Inc. has increased the aggregate offering size of the Common Stock Offering and the Convertible Note Offering from the previously announced combined offering size of $1,000,000,000.

Common Stock Offering

Issuer	Joby Aviation, Inc.

Common Stock	The common stock, $0.0001 par value per share, of the Issuer.

Securities Offered	52,863,437 (or, if the underwriters of the Common Stock Offering fully exercise their option to purchase additional shares, 60,792,952) shares of Common Stock.

Offering Size	$600,000,009.95 (or, if the underwriters of the Common Stock Offering fully exercise their option to purchase additional shares of Common Stock, $690,000,005.20).
Ticker / Exchange for the Common Stock	JOBY / New York Stock Exchange (“NYSE”).

Last Reported Sale Price per Share of Common Stock on NYSE on January 28, 2026	$13.37.

Public Offering Price per Share of Common Stock	$11.35.

Underwriting Discount	$0.44265 per share of Common Stock, and $23,400,000.39 in the aggregate (or $26,910,000.20 in the aggregate, if the underwriters of the Common Stock Offering fully exercise their option to purchase additional shares of Common Stock).

Trade Date	January 29, 2026.

Settlement Date	February 2, 2026, which is the second business day after the Trade Date (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Common Stock issued in the Common Stock Offering before the business day before the Settlement Date must, because the Common Stock issued in the Common Stock Offering initially will settle T+2, specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Use of Proceeds	We estimate that the net proceeds to us from the Common Stock Offering will be approximately $576.0 million (or approximately $662.4 million if the underwriters of the Common Stock Offering fully exercise their option to purchase additional Common Stock), after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use the combined net proceeds from the Common Stock Offering and the Convertible Note Offering (after we use a portion of the net proceeds from the Convertible Note Offering to fund the cost of entering into the capped call transactions described in the Equity Preliminary Prospectus Supplement), together with our existing cash, cash equivalents and short-term investments, to fund our certification and manufacturing efforts, prepare for commercial operations and for general working capital and other general corporate purposes.

Book-Running Managers	Morgan Stanley & Co. LLC Allen & Company LLC BofA Securities, Inc.

Co-Managers	Barclays Capital Inc. Needham & Company, LLC Canaccord Genuity LLC H.C. Wainwright & Co., LLC Raymond James & Associates, Inc.

CUSIP / ISIN Numbers for the Common Stock	G65163 100 / KYG651631007.

Delta Offering

Issuer	Joby Aviation, Inc.

Securities Offered	Morgan Stanley & Co. LLC, acting on behalf of itself and/or its affiliates is offering and selling 5,286,343 shares of Common Stock borrowed from non-affiliate third parties to facilitate hedging transactions by certain investors subscribing for our Notes (as defined below). No new shares of Common Stock will be issued in the Delta Offering.

Ticker / Exchange for the Common Stock	JOBY / NYSE.

Last Reported Sale Price per Share of Common Stock on NYSE on January 28, 2026	$13.37.

Public Offering Price per Share of Common Stock	Initially, $11.35.

Underwriting Fee Payable by the Issuer	N/A.

Trade Date	January 29, 2026.

Settlement Date	February 2, 2026, which is the second business day after the Trade Date (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Common Stock sold in the Delta Offering before the business day before the Settlement Date must, because the Common Stock sold in the Delta Offering initially will settle T+2, specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Book-Running Manager	Morgan Stanley & Co. LLC

CUSIP / ISIN Numbers for the Common Stock	G65163 100 / KYG651631007.

Convertible Note Offering

Issuer	Joby Aviation, Inc.

Ticker / Exchange for Common Stock	JOBY / NYSE.

Trade Date	January 29, 2026.

Settlement Date	February 2, 2026, which is the second business day after the Trade Date. Under Rule 15c6-1 under the Exchange Act trades in the secondary market generally must settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes before the business day before the Settlement Date must, because the Notes initially will settle T+2, specify an alternate settlement cycle at the time of such trade to prevent a failed settlement. Those purchasers should consult their advisors.

Notes	0.75% convertible senior notes due 2032 (the “Notes”).

Principal Amount	$600,000,000 (or, if the underwriters of the Convertible Note Offering fully exercise their over-allotment option to purchase additional Notes, $690,000,000) aggregate principal amount of Notes.

Public Offering Price	100% of the principal amount of the Notes, plus accrued interest, if any, from the Settlement Date.

Underwriting Discount	2.75% of the principal amount of the Notes, and $16,500,000 in the aggregate (or $18,975,000 in the aggregate, if the underwriters of the Convertible Note Offering fully exercise their over-allotment option to purchase additional Notes), in each case plus accrued interest, if any, from the Settlement Date.

Maturity	February 15, 2032, unless earlier repurchased, redeemed or converted.

Stated Interest Rate	0.75% per annum.

Interest Payment Dates	February 15 and August 15 of each year, beginning on August 15, 2026.

Record Dates	February 1 and August 1.

Last Reported Sale Price per Share of Common Stock on NYSE on January 28, 2026	$13.37.

Conversion Premium	Approximately 25% above the Public Offering Price per Share of Common Stock in the Delta Offering.

Initial Conversion Price	Approximately $14.19 per share of our Common Stock.

Initial Conversion Rate	70.4846 shares of our Common Stock per $1,000 principal amount of Notes.

Optional Redemption	The Notes will be redeemable, in whole or in part (subject to certain limitations described below), at our option at any time, and from time to time, on or after February 20, 2029 and on or before the 26th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of our Common Stock exceeds 130% of the conversion price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice; and (ii) the trading day immediately before the date we send such notice. However, we may not redeem less than all of the outstanding Notes unless at least $100.0 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time we send the related redemption notice. In addition, calling any Note for redemption will constitute a make-whole fundamental change with respect to that Note, in which case the conversion rate applicable to the conversion of that Note will be increased in certain circumstances if it is converted after it is called for redemption. See “Description of Notes—Optional Redemption” in the Convertible Note Preliminary Prospectus Supplement.

Use of Proceeds	We estimate that the net proceeds to us from the Convertible Note Offering will be approximately $582.9 million (or approximately $670.4 million if the underwriters of the Convertible Note Offering fully exercise their option to purchase additional Notes), after deducting the underwriting discounts and commissions and our estimated offering expenses. We intend to use approximately $55.0 million of the net proceeds to fund the cost of entering into the capped call transactions described in the Convertible Note Preliminary Prospectus Supplement. We intend to use the remainder of the net proceeds from the Convertible Note Offering, together with the net proceeds from the Common Stock Offering, existing cash, cash equivalents and short-term investments, to fund its certification and manufacturing efforts, prepare for commercial operations and for general working capital and other general corporate purposes. If the underwriters of the Convertible Note Offering exercise their over-allotment option to purchase additional Notes, then we intend to use a portion of the additional net proceeds to fund the cost of entering into additional capped call transactions as described in the Convertible Note Preliminary Prospectus Supplement. See “Use of Proceeds” in the Convertible Note Preliminary Prospectus Supplement.

Cap Price	The cap price of the capped call transactions will initially be $22.70 per share, which represents a premium of 100% above the Public Offering Price per Share of Common Stock in the Delta Offering, and is subject to certain adjustments under the terms of the capped call transactions. See “Description of the Concurrent Capped Call Transactions” in the Convertible Note Preliminary Prospectus Supplement.

Book-Running Managers	Morgan Stanley & Co. LLC BofA Securities, Inc. Allen & Company LLC Goldman Sachs & Co. LLC

Co-Managers	Barclays Capital Inc. Needham & Company, LLC Canaccord Genuity LLC H.C. Wainwright & Co., LLC Raymond James & Associates, Inc.

CUSIP / ISIN Numbers	47775A AA9 / US47775AAA97

Increase to Conversion Rate in Connection with a Make-Whole Fundamental Change
If a make-whole fundamental change occurs with respect to any Note and the conversion date for the conversion of such Note occurs during the related make-whole fundamental change conversion period, then, subject to the provisions described in the Convertible Note Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change,” the conversion rate applicable to such conversion will be increased by a number of shares set forth in the table below corresponding (after interpolation, as described below) to the make-whole fundamental change effective date and the stock price of such make-whole fundamental change:

	Stock Price
Make-Whole Fundamental Change Effective Date	$11.35	$12.00	$14.19	$16.00	$18.44	$25.00	$50.00	$75.00	$100.00	$150.00
February 2, 2026	17.6211	16.0842	12.1212	9.8200	7.5857	4.1944	0.7960	0.1755	0.0055	0.0000
February 15, 2027	17.6211	16.0842	12.1212	9.8200	7.5857	4.0372	0.6804	0.1323	0.0000	0.0000
February 15, 2028	17.6211	16.0842	12.1212	9.8200	7.3807	3.6980	0.5214	0.0813	0.0000	0.0000
February 15, 2029	17.6211	16.0842	12.1212	9.5781	6.8579	3.1492	0.3352	0.0316	0.0000	0.0000
February 15, 2030	17.6211	16.0842	11.8062	8.6188	5.8091	2.2928	0.1480	0.0015	0.0000	0.0000
February 15, 2031	17.6211	16.0842	9.7583	6.4075	3.7440	1.0472	0.0204	0.0000	0.0000	0.0000
February 15, 2032	17.6211	12.8487	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
If such make-whole fundamental change effective date or stock price is not set forth in the table above, then:
•if such stock price is between two stock prices in the table above or the make-whole fundamental change effective date is between two dates in the table above, then the number of additional shares will be determined by straight-line interpolation between the numbers of additional shares set forth for the higher and lower stock prices in the table above or the earlier and later make-whole fundamental change effective dates in the table above, based on a 365- or 366-day year, as applicable; and
•if the stock price is greater than $150.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above are adjusted, as described in the Convertible Note Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Increase in Conversion Rate in Connection with a Make-Whole Fundamental Change—Adjustment of Stock Prices and Number of Additional Shares”), or less than $11.35 (subject to adjustment in the same manner), per share of our Common Stock, then no additional shares of our Common Stock will be added to the conversion rate.
Notwithstanding anything to the contrary, in no event will the conversion rate be increased to an amount that exceeds 88.1057 shares of our Common Stock per $1,000 principal amount of Notes, which amount is subject to adjustment in the same manner as, and at the same time and for the same events for which, the conversion rate is required to be adjusted pursuant to the provisions described in the Convertible Note Preliminary Prospectus Supplement under the caption “Description of Notes—Conversion Rights—Conversion Rate Adjustments—Generally.”
* * *
We have filed a registration statement (including a prospectus) and the Preliminary Prospectus Supplements with the SEC for the offerings to which this communication relates. Before you invest, you should read the applicable Preliminary Prospectus Supplement and the prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and these offerings. You may get these documents free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any underwriter or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Prospectus Supplement (or, when available, the applicable final prospectus supplement) and the accompanying prospectus upon request to: Morgan Stanley & Co. LLC at 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, or by email at prospectus@morganstanley.com; BofA Securities, Inc. at NC1-022-02-25, 201 North Tryon Street, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@bofa.com; Allen & Company LLC, Attention: Prospectus Department, 711 Fifth Avenue, 9th floor, New York, New York 10022, by telephone at (212) 339-2220, or by email at allenprospectus@allenco.com; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com.
The information in this pricing term sheet is not a complete description of the Common Stock, the Common Stock Offering, the Delta Offering, the Notes or the Convertible Note Offering. You should rely only on the information contained or incorporated by reference in the applicable Preliminary Prospectus Supplement and the accompanying prospectus, as supplemented by this pricing term sheet, in making an investment decision with respect to the Common Stock or the Notes.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

EXHIBIT A
FORM OF LOCK-UP AGREEMENT
[●], 2026

Morgan Stanley & Co. LLC
c/o	Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036
Ladies and Gentlemen:
The undersigned understands that Morgan Stanley & Co. LLC (“Morgan Stanley”) proposes to enter into (A) an Underwriting Agreement (the “Notes Underwriting Agreement”) with Joby Aviation, Inc., a Delaware corporation (the “Company”), providing for the public offering (the “Notes Public Offering”) by the several underwriters listed on Schedule I to the Notes Underwriting Agreement, including Morgan Stanley (the “Notes Underwriters”), of securities convertible into common stock, par value $0.0001 per share, of the Company (the “Common Stock”) (such securities, the “Convertible Notes”), (B) an Underwriting Agreement (the “Delta Underwriting Agreement”) with the Company, providing for the public offering (the “Delta Public Offering”) by the underwriter (the “Delta Underwriter”), of borrowed shares of Common Stock of the Company (such shares of common stock, the “Delta Common Stock”) and/or (C) an Underwriting Agreement (the “Common Stock Underwriting Agreement” and, together with the Notes Underwriting Agreement and the Delta Underwriting Agreement, the “Underwriting Agreements”) with the Company, providing for the follow-on public offering (the “Common Stock Public Offering” and, together with the Notes Public Offering and the Delta Public Offering, the “Public Offerings”), by the several underwriters listed on Schedule I to the Common Stock Underwriting Agreement (the “Common Stock Underwriters” and, together with the Notes Underwriter and the Delta Underwriters, the “Underwriters”), of shares of Common Stock of the Company (such Common Stock, together with the Convertible Notes and the Delta Common Stock, the “Securities”), in each case pursuant to a registration statement on Form S-3 filed with the Securities and Exchange Commission (the “SEC”).
To induce the Underwriters that may participate in the Public Offerings to continue their efforts in connection with the Public Offerings, the undersigned hereby agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, and will not publicly disclose an intention to, during the period commencing on the date hereof and ending 60 days after the date of the final prospectus supplements (the “Restricted Period”) relating to the

Public Offerings (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by the undersigned or any other securities so owned convertible into or exercisable or exchangeable for Common Stock (including, without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) (collectively with the Common Stock, “Lock-Up Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise. The undersigned acknowledges and agrees that the foregoing precludes the undersigned from engaging in any hedging or other transaction designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition of any Lock-Up Securities, even if any such sale or disposition transaction or transactions would be made or executed by or on behalf of someone other than the undersigned. The foregoing shall not apply to:
(a)transactions relating to Lock-Up Securities acquired in open market transactions after the completion of the Public Offerings, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of Lock-Up Securities acquired in such open market transactions;
(b)transfers of Lock-Up Securities as a bona fide gift or charitable contribution; provided that (i) each donee shall sign and deliver a lock-up agreement substantially in the form of this agreement and (ii) any such transfer shall not involve a disposition for value;
(c)transfers or distributions of Lock-Up Securities (i) by will or intestacy or to any immediate family or to a trust whose beneficiaries consist exclusively of one or more of the undersigned and/or any immediate family, (ii) to limited partners, members, stockholders or holders of similar equity interests of the undersigned or (iii) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned, or to any investment fund or other entity controlled or managed by the undersigned or affiliates of the undersigned; provided that (A) each transferee or distributee shall sign and deliver a lock-up agreement substantially in the form of this agreement, (B) no filing under Section 16(a) of the Exchange Act, reporting a reduction in beneficial ownership of Lock-Up Securities, shall be voluntarily made during the Restricted Period, (C) to the extent a filing under Section 16(a) of the Exchange Act is required during the Restricted Period as a result of transfers or dispositions in this clause (c), it shall clearly indicate that the filing relates to the circumstances described in this clause (c), including that the securities remain subject to the terms of this letter and (D) any such transfer or distribution shall not involve a disposition for value;
(d)transfers of Lock-Up Securities by operation of law pursuant to a qualified domestic order or other court order or in connection with a divorce settlement; provided that (i) any filing under Section 16(a) of the Exchange Act made during the Restricted Period shall clearly indicate in the footnotes thereto that (A) the filing relates to the circumstances described in this clause (d) and (B) no securities were sold by the undersigned, and (ii) the undersigned does not otherwise voluntarily effect any other public filing or report regarding such transfers during the Restricted Period;
(e)transfers or dispositions of Lock-Up Securities to the Company, or sales or dispositions of shares of Common Stock in the open market, upon a vesting or settlement event of the Company’s restricted stock units or other securities or upon the exercise of options to purchase the Company’s securities on a “cashless” or “net exercise” basis, in each case pursuant to any equity award plan of the Company described in the Prospectus and to the extent permitted by the instruments representing such securities outstanding as of the date of the Prospectus (and solely to cover tax obligations in connection with such transaction and any transfer to the Company for the payment of taxes, including estimated taxes and withholding tax and remittance obligations, as a result of such transaction), provided that (i) the shares received upon vesting, settlement or exercise of the restricted stock unit, option or other equity award are subject to the terms of this letter, (ii) no public disclosure or filing under Section 16(a) of the Exchange Act shall be voluntarily made during the Restricted Period and (iii) to the extent a filing under Section 16(a) of the Exchange Act is required during the Restricted Period as a result of transfers or dispositions in this clause (e), it shall clearly indicate that the filing relates to the circumstances described in this clause (e), including that the securities remain subject to the terms of this letter;
(f)transfers to the Company in connection with the repurchase of Lock-Up Securities in connection with the termination of the undersigned’s service to the Company pursuant to contractual agreements with the Company as in effect as of the date of the Prospectus, provided that no public disclosure or filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the Restricted Period;
(g)(i) transfers or dispositions of Lock-Up Securities pursuant to a trading Plan established in accordance with Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) prior to the date hereof, provided that to the extent a public announcement or filing under the Exchange Act is required or voluntarily made by or on behalf of the undersigned or the Company regarding sales made under such plan during the Restricted Period, such announcement or filing shall include a statement to the effect that the sale of the Lock-Up Securities is being made pursuant to the undersigned’s 10b5-1 Plan established prior to the date hereof, and (ii) facilitating the establishment or renewal of any 10b5-1 Plan on behalf of a shareholder, officer or director of the Company, provided that (A) such plan does not provide for the transfer of Lock-Up Securities during the Restricted Period and (B) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by or on behalf of the undersigned or the Company regarding the establishment or renewal of such plan, such announcement or filing shall include a statement to the effect that no transfer of Lock-Up Securities may be made under such plan during the Restricted Period; or
(h)transfers pursuant to a bona fide third-party tender offer for all outstanding Common Stock of the Company, merger, consolidation or other similar transaction approved by the board of directors of the Company and made to all holders of the Company’s securities involving a change of control of the Company (including, without limitation, the entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Lock-Up Securities in connection with such transaction, or vote any Lock-Up Securities in favor of any such transaction); provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, such securities held by the undersigned shall remain subject to the provisions of this agreement.
In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any Lock-Up Securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with the foregoing restrictions.
For purposes of this agreement, (i) “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin, and (ii) “change of control” shall mean the consummation of any bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Company, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of greater than fifty percent (50%) of the total voting power of the voting stock of the Company, occurring after the consummation of the Public Offering, that has been approved by the board of directors of the Company.
The undersigned understands that the Company and the Underwriters are relying upon this agreement in proceeding toward consummation of the Public Offerings. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.
The undersigned acknowledges and agrees that the Underwriters have not provided any recommendation or investment advice nor have the Underwriters solicited any action from the undersigned with respect to the Public Offerings of the Securities and the undersigned has consulted their own legal, accounting, financial, regulatory and tax advisors to the extent deemed appropriate. The undersigned further acknowledges and agrees that, although the Underwriters may provide certain Regulation Best Interest and Form CRS disclosures or other related documentation to you in connection with the Public Offerings, the Underwriters are not making a recommendation to you to participate in the Public Offerings or sell any Securities at the price determined in the Public Offering, and nothing set forth in such disclosures or documentation is intended to suggest that any Underwriter is making such a recommendation.
Whether or not the Public Offerings actually occur depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the applicable Underwriters.
The undersigned understands that, if (i) Morgan Stanley, on the one hand, or the Company, on the other hand, informs the other in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Public Offerings, (ii) the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the securities to be sold thereunder, (iii) the registration statement related to the Public Offerings is withdrawn prior to the execution of the Underwriting Agreements or (iv) the Underwriting Agreements are not executed on or before March 31, 2026, then, in each case, this agreement shall automatically, and without any action on the part of any other party, be of no further force and effect, and the undersigned shall be automatically released from all obligations under this agreement.
This agreement may be delivered via facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
This agreement shall be governed by and construed in accordance with the laws of the State of New York.
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Very truly yours,

(Name)

(Address)